As filed with the Securities and Exchange Commission on March 18, 2021

Registration No. 333-236253

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2

To Form S-1 on

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KLDiscovery Inc.

(Exact name of registrant as specified in its charter)

Delaware	61-1898603
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

8201 Greensboro Dr., Suite 300

McLean, VA 22102

(703) 288-3380

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher Weiler

KLDiscovery Inc.

8201 Greensboro Dr.

Suite 300

McLean, VA 22102

Telephone: (703) 288-3380

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rachel W. Sheridan, Esq.

Shagufa R. Hossain, Esq.

Latham & Watkins LLP

555 Eleventh Street, N.W.

Washington, D.C. 20004

Telephone: (202) 637-2200

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On February 4, 2020, KLDiscovery Inc. (the “Company”) filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form S-1 (File No. 333-236253) (the “Registration Statement”). The Registration Statement, as amended, was initially declared effective by the SEC on February 10, 2020 and registered the issuance of up to 29,350,000 shares of our common stock, par value $0.0001 per share, upon the exercise of various warrants, as described in this prospectus. On March 30, 2020, the Company filed Post-Effective Amendment No. 1 to the Registration Statement that was declared effective by the SEC on April 7, 2020.

This post-effective amendment No. 2 to Form S-1 on Form S-3 (this “Post-Effective Amendment No. 2”) is being filed by the Company to convert the registration statement on Form S-1 into a registration statement on Form S-3.

The information included in this filing amends the Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 2. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated March 18, 2021.

PROSPECTUS

KLDiscovery Inc.

29,350,000 Shares of Common Stock Issuable Upon

Exercise of Outstanding Warrants

This prospectus relates to the issuance by KLDiscovery Inc., a Delaware corporation (the “Company”), of (i) 23,000,000 shares of our common stock, par value $0.0001 per share (the “Common Stock”), upon the exercise of 23,000,000 warrants (the “Public Warrants”) originally included as part of the units issued in our initial public offering (the “IPO”), which entitle the holder to purchase Common Stock at an exercise price of $11.50 per share of Common Stock, (ii) 4,585,281 shares of Common Stock that may be issued upon the exercise of 4,585,281 warrants (the “Private Warrants”) sold in a private placement that closed simultaneously with the consummation of our IPO, which entitle the holder to purchase Common Stock at an exercise price of $11.50 per share of Common Stock or, if held by the initial purchaser of such Private Warrants or certain permitted transferees, to purchase Common Stock on a cashless basis, and (iii) 1,764,719 shares of Common Stock that may be issued upon the exercise of 1,764,719 warrants (the “Debenture Holder Warrants” and, together with the Private Warrants, the “Founder Warrants,” and together with the Public Warrants, the “Warrants”) sold in a private placement that closed simultaneously with the consummation of the Business Combination, which entitle the holder to purchase Common Stock at an exercise price of $11.50 per share of Common Stock or, if held by the initial purchaser of such Debenture Holder Warrants or certain permitted transferees, to purchase Common Stock on a cashless basis. The Warrants will expire at 5:00 p.m., New York City time, on December 19, 2024 or earlier upon redemption or liquidation.

We will receive the proceeds from the exercise of the Warrants for cash, but not from the sale of the underlying shares of Common Stock. See “Use of Proceeds.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 for a discussion of information that should be considered in connection with the ownership of our securities.

Our Common Stock and Public Warrants are currently quoted on the OTC Pink Sheet Market under the symbols “KLDI” and “KLDIW,” respectively. On March 17, 2021, the last reported sale price of our Common Stock was $8.50 per share and the last reported price of the Public Warrants was $0.37 per warrant.

We are an “emerging growth company” under applicable federal securities laws and are subject to reduced public company reporting requirements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                               , 2021.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or a supplement to this prospectus. We have not authorized anyone to provide you with different information. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the front cover of those documents.

The “Company,” and references to “KLDiscovery,” “we,” “us,” or similar such references should be understood to be references to KLDiscovery Inc.

Frequently Used Terms

As used in this prospectus:

“Business Combination” means the transactions contemplated by the Merger Agreement and related agreements;

“Carlyle” means Carlyle Equity Opportunity GP, L.P., a Delaware limited partnership;

“Debentures” means the $200 million aggregate principal amount of 8% convertible debentures due 2024 that were issued on December 19, 2019 in a private placement to certain “accredited investors” pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act;

“Debenture Holders” means Ontario Teachers’ Pension Plan, another large global financial institution and affiliates of MGG Investment Group, LP (“MGG”), an affiliate of Kevin Griffin, one of our directors, who hold the Debentures;

“Debenture Holder Warrants” means the 1,764,719 warrants sold to the Debenture Holders in a private placement that closed simultaneously with the consummation of the Business Combination;

“Founder” means Pivotal Acquisition Holdings LLC, a Delaware limited liability company and an affiliate of certain of the Company’s directors;

“Founder Warrants” means the Private Warrants and the Debenture Holder Warrants, collectively;

“LD Topco” means LD Topco, Inc., a Delaware corporation;

“Merger” means the merger of Merger Sub with and into LD Topco, with LD Topco surviving as a wholly owned subsidiary of the Company;

“Merger Agreement” means the Agreement and Plan of Reorganization, dated as of May 20, 2019, as amended by the Amendment to Agreement and Plan of Reorganization, dated as of October 30, 2019, and Amendment No. 2 to Agreement and Plan of Reorganization, dated as of December 16, 2019, by and among the Company, Merger Sub, LD Topco and, solely in its capacity as a representative of the stockholders of LD Topco, Carlyle;

“Merger Sub” means Pivotal Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Pivotal;

“Pivotal” means Pivotal Acquisition Corp., a Delaware corporation, which was renamed “KLDiscovery Inc.” upon the closing of the Merger;

“Private Warrants” means the 6,350,000 warrants sold to the Founder in a private placement that closed simultaneously with the consummation of the IPO, 1,764,719 of which were forfeited in connection with the consummation of the Business Combination;

“Public Warrants” means the 23,000,000 warrants exercisable for Common Stock included in the units issued in our IPO;

“SEC” means the Securities and Exchange Commission;

“securities” means our common stock and warrants to purchase shares of common stock, collectively.

“Securities Act” means the Securities Act of 1933, as amended; and

“Warrants” means the Private Warrants, the Debenture Holder Warrants and the Public Warrants, collectively.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is www.kldiscovery.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any applicable prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 18, 2021;
•	our Current Reports on Form 8-K filed with the SEC on February 8, 2021 and March 17, 2021; and
•

the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on January 30, 2019, and any amendment or report filed with the SEC for the purpose of updating the description, including Exhibit 4.7 to our Annual Report on Form 10-K for the year ended December 31, 2020.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, prior to the termination of this offering, including all such documents we may file with the SEC after the date of this Registration Statement and prior to the effectiveness of the Registration Statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

KLDiscovery Inc.

8201 Greensboro Dr., Suite 300

McLean, VA 22102

(703) 288-3380

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

THE COMPANY

We are one of the leading eDiscovery providers and the leading data recovery services provider to corporations, law firms, government agencies and individual consumers. In 2020, we served over 4,400 legal technology clients, including 98% of the American Lawyer 100 (the “AM Law 100”) and 61% of Fortune 500 companies. We have broad geographical coverage in the eDiscovery and data recovery industries with 32 locations in 18 countries, 9 data centers and 18 data recovery labs around the globe. Our technology and service offerings protect our clients from growing information governance challenges, litigation, compliance breaches and data loss.

Our legal technology service offerings provide a wide variety of solutions for information governance and eDiscovery, including forensic collections, data processing, secure hosting, managed review, advanced analytics and document production. eDiscovery refers to a process in which electronic data is sought, located, secured, searched and analyzed with the intent of using it as evidence in a civil, criminal or investigative legal case or regulatory action. Our data recovery service offerings allow clients to recover data in the event of physical or logical loss and provide data management tools and solutions and proprietary data erasure technologies. We differentiate ourselves through our leading integrated suite of proprietary software and services, geographic scale and award-winning corporate culture, which we believe drives our client service success.

Our longstanding relationships with our clients are driven primarily by two factors: technological excellence and a culture of client service. We were ranked as a top eDiscovery provider in an aggregation of fourteen “Best Of” customer surveys from a variety of ALM online legal publications.

We offer our clients both proprietary and third-party solutions to address their legal technology requirements. Our proprietary end-to-end eDiscovery solution, Nebula, can be deployed on the cloud, on premise or behind a client’s firewall via mobile kits. This technology is a key selling point and these solutions are critical to our success. We believe that our proprietary solutions offer us a unique competitive advantage in the industry, giving us an exclusive product, which allows our clients to execute their job functions quickly and with a high degree of accuracy, thus saving them time and expense. In addition to our proprietary suite of tools, we can integrate third-party applications and tools into our workflow to create what we believe is the best possible solution for our clients. This is useful for projects where clients want to take advantage of our technology platform, but may also have a need to leverage technology that specializes in one narrow aspect. We uphold a core set of client service values including teamwork, responsiveness and sole focus on client service. As we have scaled our global operations, this set of shared beliefs has created a unique environment where employees thrive and work together to deliver our white-glove, 24/7/365 service to our clients. In an industry that is driven by long-term, repeat relationship business, we believe our technology solutions, coupled with our dedication to excellent service, have continued to set us apart from the competition.

We were initially formed as a blank check company on August 2, 2018 under the laws of the State of Delaware for the purpose of entering into a merger, capital stock exchange, stock purchase, reorganization or similar business combination with one or more businesses or entities. On December 19, 2019, we consummated the merger transactions contemplated by the Merger Agreement, by and among us, Merger Sub, a wholly owned subsidiary of the Company, LD Topco, and, solely in its capacity as representative of the stockholders of LD Topco, Carlyle. From the time of our formation to the time of the consummation of the Business Combination in December 2019, our name was “Pivotal Acquisition Corp.”

Corporate Information

The mailing address of our principal executive office is 8201 Greensboro Dr., Suite 300, McLean, VA 22102 and the telephone number is (703) 288-3380. Our website address is www.kldiscovery.com. Information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus.

THE OFFERING

We are registering the issuance by us of (i) 23,000,000 shares of Common Stock underlying the Public Warrants, (ii) 4,585,281 shares of Common Stock underlying the Private Warrants and (iii) 1,764,719 shares of Common Stock underlying the Debenture Holder Warrants.

Issuer	KLDiscovery Inc.

Shares of Common Stock to be issued upon exercise of the Warrants	29,350,000 shares of Common Stock.

Shares of Common Stock outstanding prior to exercise of the Warrants(1)	42,533,482 shares of Common Stock

Shares of Common Stock to be outstanding assuming exercise of the Warrants(1)	71,883,482 shares of Common Stock

Terms of the Public Warrants

Each Public Warrant entitles the holder to purchase one share of Common Stock for $11.50 per share. The Public Warrants will expire at 5:00 p.m., New York time, on December 19, 2024 (which is five years after the completion of the Business Combination) or earlier upon redemption or liquidation.

Terms of the Founder Warrants

Each Founder Warrant entitles the holder to purchase one share of Common Stock for $11.50 per share or, if held by the initial purchaser of the Founder Warrant or certain permitted transferees, on a cashless basis. The Founder Warrants will expire at 5:00 p.m., New York time, on December 19, 2024 (which is five years after the completion of the Business Combination) or earlier upon redemption or liquidation.

Use of Proceeds

We will receive the proceeds from the exercise of the Warrants, but not from the sale of the underlying shares of Common Stock. Assuming the exercise of all of the Warrants at an exercise price of $11.50 per share, we expect to receive approximately $337.5 million. To the extent all of the Founder Warrants are exercised on a cashless basis, we would receive approximately $73.0 million less in proceeds. We intend to use the net proceeds from the exercise of the Warrants for working capital and general corporate purposes.

Trading Market and Symbol	Our Common Stock and Public Warrants trade on the OTC Pink Sheet Market under the symbols “KLDI” and “KLDIW,” respectively.

Risk Factors

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus for a discussion of factors you should carefully consider before investing in our securities.

(1)

The number of shares of Common Stock does not include (i) 5,551,185 shares of Common Stock available for future issuance under the KLDiscovery Inc. 2019 Incentive Award Plan, (ii) the shares of Common Stock that may be issuable upon conversion of the Debentures and (iii) 2,200,000 shares of Common Stock that may be issuable to certain of LD Topco’s stockholders if the reported closing sale price of our Common Stock equals or exceeds $13.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations or other similar actions) for any 20 consecutive trading days during the five-year period following the closing of the Business Combination.

RISK FACTORS

An investment in our securities carries a significant degree of risk. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in our securities.

USE OF PROCEEDS

We will receive the proceeds from the exercise of the Warrants, but not from the sale of the underlying shares of Common Stock. Assuming the exercise of all of the Warrants at an exercise price of $11.50 per share, we expect to receive approximately $337.5 million. To the extent all of the Founder Warrants are exercised on a cashless basis, we would receive approximately $73.0 million less in proceeds. We intend to use the net proceeds from the exercise of the Warrants for working capital and general corporate purposes.

DESCRIPTION OF SECURITIES

The following description of our securities is not complete and may not contain all the information you should consider before investing in our securities. This description is summarized from, and qualified in its entirety by reference to, our second amended and restated certificate of incorporation and amended and restated bylaws, which have been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.” The summary below is also qualified by reference to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”).

General

Our charter provides for 200,000,000 authorized shares of a single class of Common Stock and 1,000,000 authorized shares of preferred stock.

Common Stock

The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders.

There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares of Common Stock voted for the election of directors can elect all of the directors.

Holders of Common Stock do not have any conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the Common Stock.

Preferred Stock

Our second amended and restated certificate of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Our board of directors will be empowered, without stockholder approval, to issue the preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control.

Warrants

Each of our outstanding Warrants enables the holder to purchase one share of Common Stock at a price of $11.50 per share (subject to cashless exercise under certain circumstances), subject to adjustment as discussed below. The Warrants will expire at 5:00 p.m., New York City time, on December 19, 2024 (five years after the completion of the Business Combination) or earlier upon redemption or liquidation.

We may call the Warrants for redemption (excluding the Founder Warrants), in whole and not in part, at a price of $0.01 per Warrant,

•	at any time while the Warrants are exercisable;
•	upon not less than 30 days’ prior written notice of redemption to each Warrant holder;
•

if, and only if, the reported last sale price of our Common Stock equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to Warrant holders; and

•

if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such Warrants commencing five business days prior to the 30-day trading period and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Warrant will have no further rights except to receive the redemption price for such holder’s Warrant upon surrender of such Warrant.

If we call the Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of our Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. In this case, the “fair market value” shall mean the average reported last sale price of the shares of our Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. Whether we will exercise our option to require all holders to exercise their Warrants on a “cashless basis” will depend on a variety of factors including the price of shares of our Common Stock at the time the Warrants are called for redemption, our cash needs at such time and concerns regarding dilutive stock issuances.

The exercise price and number of shares of Common Stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuances of shares of Common Stock at a price below their respective exercise prices.

The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of shares of our Common Stock or any voting rights unless and until they exercise their Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share of Common Stock held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their Warrants such that an electing Warrant holder would not be able to exercise their Warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of our Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Common Stock is increased by a share dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such Common Stock (or other securities into which the Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, which are dividends of $0.50 or less in any fiscal year (subject to adjustments), or (c) to satisfy the conversion rights of the holders of Common Stock in connection with a proposed initial business combination, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock. We will not be required to make adjustments to the exercise price for any other events including the issuance of additional shares of Common Stock other than dividends paid in Common Stock as described above.

Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In the case of any reclassification or reorganization of the outstanding Common Stock (other than those described above or that solely affects the par value of such Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of ours as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants in order to determine and realize the option value component of the Warrant. This formula is to compensate the Warrant holder for the loss of the option value portion of the Warrant due to the requirement that the Warrant holder exercise the Warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

No fractional shares of Common Stock will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share of Common Stock, we will, upon exercise, follow the requirements of the DGCL.

The Founder Warrants are identical to the Public Warrants included in the units sold in our IPO except that the Founder Warrants: (i) are not redeemable by us and (ii) may be exercised for cash or on a cashless basis, as described in the prospectus related to our IPO, so long as they are held by the initial purchasers or any of their permitted transferees. If the Founder Warrants are held by holders other than the initial purchasers or any of their permitted transferees, they will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants included in the units sold in our IPO.

Certain Anti-Takeover Provisions of Delaware Law and Our Second Amended and Restated Certificate of Incorporation

We have certain anti-takeover provisions in place as follows:

Staggered board of directors

Our second amended and restated certificate of incorporation provides that our board of directors be classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of our board of directors only by successfully engaging in a proxy contest at two or more annual or special meetings. Furthermore, because the board of directors will be classified, directors may be removed only with cause by a majority of our outstanding shares.

Special meeting of stockholders

Our amended and restated bylaws provide that special meetings of stockholders may be called only by a majority vote of our board of directors.

Advance notice requirements for stockholder proposals and director nominations

Our amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our amended and restated bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but unissued shares

Our authorized but unissued Common Stock and preferred stock is available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Stockholder action by written consent

Our second amended and restated certificate of incorporation and our amended and restated bylaws provide that any action required or permitted to be a taken by stockholders must be effected at an annual or special meeting, and may not be taken by written consent.

Exclusive forum selection

Our second amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. This exclusive forum provision will apply to state and federal law claims brought by stockholders. The enforceability of similar choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that, in connection with claims arising under federal securities laws, a court could find the choice of forum provisions contained in our second amended and restated certificate of incorporation to be inapplicable or unenforceable. If that were the case, because stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder, it would allow stockholders to bring claims for breach of these provisions in any appropriate forum. Although we believe this provision benefits the company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Notwithstanding the foregoing, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Section 203 of the Delaware General Corporation Law

We are not subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);
•	an affiliate of an interested stockholder; or
•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 will not apply to us.

Limitation on Liability and Indemnification of Directors and Officers

Our second amended and restated certificate of incorporation provides that directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended.

Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures Pivotal against its obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent Pivotal pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Market Price of Common Stock and Public Warrants

Our Common Stock and Public Warrants are quoted on the OTC Pink Sheet Market under the symbols KLDI and KLDIW, respectively. Any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Holders

As of March 4, 2021, there were approximately 56 holders of record of our Common Stock and approximately 9 holders of record of our Warrants.

Dividends

We have not paid any cash dividends on shares of Common Stock to date. The payment of cash dividends in the future will be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. It is the present intention of our board of directors to retain all earnings, if any, for use in business operations and, accordingly, the board does not anticipate declaring any dividends in the foreseeable future.

Transfer Agent and Warrant Agent

The transfer agent for our shares of Common Stock and warrant agent for our Warrants is Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004.

PLAN OF DISTRIBUTION

We are registering the issuance of shares of Common Stock underlying the Warrants. The prices at which the shares of Common Stock underlying the Warrants covered by this prospectus may actually be disposed of may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. We will receive the proceeds from the exercise of the Warrants to the extent they are not exercised on a cashless basis, but not from the sale of the underlying Common Stock.

Pursuant to the terms of the Warrants, the shares of Common Stock will be distributed to the Warrant holders who surrender the certificates representing the Warrants and provide payment of the exercise price through their brokers to our warrant agent (to the extent such holder of Warrants is not exercising on a cashless basis), Continental Stock Transfer & Trust Company.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Latham & Watkins LLP.

EXPERTS

The consolidated financial statements of KLDiscovery Inc. appearing in KLDiscovery Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2020 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.Other Expenses of Issuance and Distribution

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

SEC registration fee		$43,810.75	†
Transfer agent’s fees and expenses	$	*
Printing expenses	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Miscellaneous	$	*
Total expenses	$	*

†	Previously paid.
*	Estimated expenses not presently known.

Item 15.Indemnification of Directors and Officers

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Article Eighth of the Company’s certificate of incorporation provides:

“The personal liability of the directors of the Corporation to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as director is hereby eliminated to the fullest extent permitted by the DGCL. Any amendment, repeal or modification of this Article Eighth, or the adoption of any provision of the Second Amended and Restated Certificate of Incorporation inconsistent with this Article Eighth, shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such amendment, repeal or modification. If the DGCL is amended after approval by the stockholders of this Article Eighth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 16.Exhibits

		Incorporated by Reference
Exhibit No.	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

4.1	Specimen Common Stock Certificate of KLDiscovery Inc.	8-K	001-38789	4.1	12/26/2019
4.2	Specimen Warrant Certificate of KLDiscovery Inc.	8-K	001-38789	4.2	12/26/2019
4.3	Warrant Agreement between Continental Stock Transfer & Trust Company and Pivotal Acquisition Corp.	8-K	001-38789	4.1	02/01/2019
4.4	Form of 8.00% Convertible Debenture due 2024	8-K	001-38789	4.4	12/26/2019
4.5	Securities Purchase Agreement, dated as of December 16. 2019, by and among Pivotal Acquisition Corp. and the Purchasers named therein	8-K	001-38789	10.1	12/17/2019
4.6	Registration Rights Agreement, dated December 19, 2019, by and among Pivotal Acquisition Corp., affiliates of Carlyle Equity Opportunity GP, L.P. and Revolution Growth III, LP and certain other signatories thereto	8-K	001-38789	4.6	12/26/2019
5.1	Opinion of Latham & Watkins LLP	S-1	333-236253	5.1	2/4/2020
23.1	Consent of Ernst & Young LLP					X
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)	S-1	333-236253	5.1	2/4/2020

Item 17.Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (ii), and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)For the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on March 18, 2021.

KLDISCOVERY INC.

By:	/s/ Christopher J. Weiler
Christopher J. Weiler
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints Mr. Christopher J. Weiler and Ms. Dawn Wilson, and each or any one of them, as the undersigned’s true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Christopher J. Weiler	Chief Executive Officer (Principal Executive Officer)	March 18, 2021
Christopher J. Weiler
/s/ Dawn Wilson	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 18, 2021
Dawn Wilson
/s/ Donna Morea	Chair of the Board	March 18, 2021
Donna Morea
	Director	March 18, 2021
Jonathan J. Ledecky
/s/ Kevin Griffin	Director	March 18, 2021
Kevin Griffin
/s/ Richard Williams	Director	March 18, 2021
Richard Williams
/s/ Evan Morgan	Director	March 18, 2021
Evan Morgan
/s/ Lawrence Prior III	Director	March 18, 2021
Lawrence Prior III
/s/ Ian Fujiyama	Director	March 18, 2021
Ian Fujiyama
/s/ Arjun Shah	Director	March 18, 2021
Arjun Shah
/s/ Lauren Tanenbaum	Director	March 18, 2021
Lauren Tanenbaum